Exhibit 23.2

CONSENT OF INDEPENDENT ACCOUNTANTS

We hereby consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-103664 and No. 333-107432) and Form S-8 (No. 333-104158, No. 333-104159, No. 104160, No. 333-01225, No. 333-31125, No. 333-36099, No. 333-36163, No. 333-57223, No. 333-83745, No. 333-83747, No. 333-46472, No. 333-46476, No. 333-46626, No. 333-67944, No. 333-67946, No. 333-90060, No. 333-90062, and No. 333-85196) of Hexcel Corporation of our reports dated March 10, 2004 relating to the consolidated financial statements of Hexcel Holdings Denmark ApS and Hexcel Holdings (UK) Limited, which appear in this Form 10-K.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

Stamford, CT
March 12, 2004